Exhibit 10.3

EXECUTION VERSION

[ECHOSTAR CORPORATION LETTERHEAD]

October 2, 2023

Mr. John Swieringa

5701 S. Santa Fe Dr.

Littleton, CO 80120

Dear John:

This letter agreement (this “Letter Agreement”) confirms our agreement regarding the terms and conditions of your employment with EchoStar Corporation (“EchoStar”) in connection with the closing of the transactions contemplated by the Amended and Restated Merger Agreement between DISH Network Corporation and EchoStar (the “Closing Date”). Effective as of the Closing Date, you will be appointed President, Technology and Chief Operating Officer of EchoStar and receive the following compensation: (i) an annual salary of $1,000,000 (paid bi-weekly) and (ii) a grant of 175,439 options and 70,175 restricted stock units of EchoStar Class A Common Stock vesting at a rate of 20% per year, with the first vesting to occur on January 1, 2025 and all other vestings to occur each January 1 thereafter (the “Awards”). Such options will have a per share exercise price equal to the closing trading price of a share of EchoStar Class A Common Stock on the Closing Date. The Awards are subject to the terms and conditions of the EchoStar 2017 Stock Incentive Plan and a stock option and restricted stock unit agreement, as applicable, to be approved by the Chairman and the General Counsel of the Corporation.

This Letter Agreement also confirms that EchoStar will honor the performance based cash award of up to $200,000 described in the amended and restated Letter Agreement between yourself and DISH Network Corporation dated October 2, 2023.

This Letter Agreement, and any related documents, does not constitute an employment agreement between yourself and EchoStar. Your employment at EchoStar shall be at-will. Please confirm your agreement to the terms and conditions of this letter by executing in the space provided below and returning to me.

In the event the Amended and Restated Merger Agreement is terminated or the transactions contemplated thereunder are not consummated, this Letter Agreement shall be null and void and of no effect.

Sincerely,

/s/ Charles W. Ergen
Charles W. Ergen
Chairman of the Board of EchoStar Corporation

Agreed and accepted:

/s/ John W. Swieringa
John W. Swieringa